Exhibit 10.43

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement) is made as of this 30th day of January 2012 (the "Effective Date) by and among Fusion Telecommunications International, Inc. ("Fusion"}, a corporation organized under the laws of the State of Delaware; NBS Acquisition Corp. ("Newco" and together with Fusion sometimes collectively hereinafter referred to as "Purchasers"), a corporation to be formed under the laws of the State of Delaware as a wholly-owned subsidiary of Fusion; Interconnect Systems Group II LLC ( "ISG" or the company"), a limited liability company organized under the laws of the State of New Jersey; Jonathan Kaufman ("Kaufman"), a resident of the State of New Jersey; lisa Kaufman as trustee of the JK Trust JK  Trust"), a New Jersey Trust and Jonathan Kaufman as trustee of the LKII Trust ("LKII Trusn a New Jersey Trust. Fusion, Newco, ISG, Kaufman and LK are sometimes hereinafter referred to individually as a "Party" or collectively as the "Parties:

WHEREAS, ISG is a limited liability company organized and in good standing under the laws of the State of New Jersey; and

WHEREAS, Kaufman is a manager of ISG; and

WHEREAS, ISG  is engaged  in  the business of providing back office support for telecommunications services (the "ISG Business"); and

WHEREAS, Network Billing Systems, LLC is a limited liability company organized under the laws of the State of New Jersey ("NBS") that is affiliated with ISG through common control; and

WHEREAS, ISG owns certain assets, such assets being more fully described in Section 2.2 hereof and the schedules described therein (the "Assets); and

WHEREAS, NBS is engaged in the business of providing telecommunications services (the "Business ). and utilizes the Assets in connection with its operation of the Business; and

WHEREAS, contemporaneous herewith NBS and each of its  members (the "NBS Sellers")  have  entered  into  an  agreement  of  even  date  herewith  (the  "NBS  Purchase Agreement") pursuant to which the NBS Sellers have agreed to sell all of their right, title and Interest in and to the issued and outstanding membership interests of NBS (the "Interests"), to Newco: and

WHEREAS, the total purchase price to be paid by Purchasers for the Interests and for the Assets is twenty million dollars ($20,000,000); and

WHEREAS, subject to Newco's acquisition of the Interests, ISG desires to sell the Assets to Newco and Newco desires to purchase the Assets from ISG, upon the terms and conditions hereinafter set forth, such that Newco's acquisition of the Assets and the Interests will enable it to own and operate the Business substantially in the manner as it has heretofore been operated.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1           Certain Definitions

As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

(a)            "Agreement" or "Purchase Agreement" shall mean this Asset Purchase and Sale Agreement, including all Exhibits and Schedules hereto.

(b)           "Business" shall mean the business  owned and operated by NBS in conjunction with the Assets of ISG, including  the customer base  associated with the Business  as of the Closing Date.

(c)            "Closing" shall mean the consummation  of the transactions contemplated by this Agreement (the "Transactions").

(d)           "Closing  Date"  shall mean  the date  on which  the Closing  occurs  pursuant  to Section 3.1 of this Agreement.

(e)           "Contract" shall mean any note, bond, indenture, mortgage, deed of trust, lease. franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement,  obligation, commitment, arrangement or concession of any nature whatsoever, oral or written.

(f)           "Entity" shall mean an individual,  a partnership, a corporation, a limited liability company, a  trust, an  unincorporated  organization,  an  association, a joint  venture, or other similar entity.

(g)           "Fusion Material  Adverse  Effect"  shall  mean  a  Material  Adverse  Effect  on Purchasers or a Material Adverse Effect on the ability of Purchasers to perform their obligations under, and to consummate the transactions contemplated by, this Agreement.

(h)           "GAAP" shall mean accounting principles  generally accepted In the United States of America as in effect from time to time.

(i)            "Governmental  Entity" shall mean  any court, arbitrator, administrative  or other governmental   department,   agency,  commission,   authority  or  instrumentality,   domestic   or foreign.

j)              "Indebtedness"  shall mean, with respect  to any Entity, (i) every liability  of such Entity (excluding, in the case of a consolidating Entity, intercompany accounts) for borrowed money, for reimbursement of amounts drawn under  letters of credit, bankers' acceptances or similar  facilities  issued  for  the account of  such  Entity, for notes issued or  assumed  as the deferred purchase price of property or services (excluding accounts payable), for debts relating to a capitalized lease obligation, for all debt attributable to sale/leaseback transactions of such Entity; and (ii) every liability of others of the kind described in the preceding clause (i) that such Entity has guaranteed or which is otherwise a legalliability of that Entity.

(k)           "Intellectual   Property" shall  mean all  domestic  or  foreign  rights  in,  to  and concerning: (I) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced  to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent  applications. inventors  certificates, and  patent disclosures, together with divisions, continuations, continuations.jn-part, revisions, relssuances and reexaminations  thereof; (ii) trademarks, service marks, brand names, certification  marks, collective marks, d/b/a/s, trade dress, logos, symbols, trade names, and other indications or indicia of origin, Including translations, adaptations,derivations, modifications,combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights  equivalent  thereto, including  but not limited  to, the rights  of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information, including ideas, research and development, know how, formulas, compositions, manufacturing and production  processes and techniques, technical data, schematics,designs, discoveries,   drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans  and proposals; (v) computer software, including programs, applications, source and object code, data bases, data, models, lgorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments  thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing;(viii) Internet domain names; and (ix) all the goodwill  associated with each of the foregoing.and symbolized thereby; (x) URL's; (xi) toll free numbers; and (xii) all other intellectual property or proprietary rights  and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

(I)           "Legal   Proceeding"  shall  mean any private or governmental action,  suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation pending or threatened, whether prior to or post closing and whether or not a contingent liability, arising or accruing from actions or activities prior to the Closing Date.

(m)          "Lien" shall mean any security interest, mortgage, pledge, hypothecation, charge, claim,  option,  right to acquire, adverse    interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other  security agreement or preferential arrangement of  any  kind  or  nature  whatsoever  (Including  any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

(n)           "Material  Adverse Effect" shall  mean  with  respect to an Entity(ies), any circumstance, change  or  effect  that  Is, or could  reasonably  be  expected to  be, materially adverse to the business, assets, liabilities, obligations, financial condition, results of operations or  prospects  of  such  Entity(ies)  or  which  may  adversely  affect  a Party's  realization  of  the intended economic benefits of consummating the Transactions; it being acknowledged that any adverse affect of $50,000 or more shall in any event be deemed a Material Adverse Effect.

(o)           "Business Material Adverse Effect" shall mean a Material Adverse Effect on the Business of NBS and ISG, taken as a whole, or a Material Adverse Effect on the ability of NBS and/or ISG to perform  their respective obligations under, and to consummate the transactions contemplated by, this Agreement and the NBS Purchase Agreement, as the case may be.

(p)           "Purchase  Price" shall mean the consideration payable to ISG pursuant to Section 2.5 hereof.

(q}          "Tax" or Taxes" shall mean any and all domestic or roreign, federal, state, local or other taxes of  any kind (together with any  and all interest, penalties, additions to tax and additional  amounts  imposed with  respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property,  transfer, sales,  use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem, value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

(r)           "Tax Return" shall  mean  a report, return  or  other  information  required  to be supplied to or filed with a Governmental Entity with respect to any Tax including an information return, claim for refund, amended Tax return or- declaration of estimated Tax.

1.2           Terms Generally

The definitions set forth or referenced. in Section 1.1,  and elsewhere in the Agreement, shall apply equally  to both  the singular  and plural rorms of the terms. The wor:ds "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". To the "knowledge"  of  a person  or Entity  means  the actual or  constructive  knowledge  of such person or Entity, after due inquiry.

ARTICLE II
PURCHASE AND SALE

2.1           Agreement to Sell

At the Closing, and except  as otherwise  specifically provided  in this Agreement, the Purchasers  will purchase  from  ISG  and  ISG  will  validly  and  effectively  grant, sell, convey, assign, transfer and deliver to Purchasers, upon and subject to the terms and conditions of this Agreement, all of the Assets, free and clear of all Liens, including tax Liens, and will assume only those liabilities of ISG set forth described in Section 2.4 (the "liabilities ).

2.2           The Assets

The Assets referred  to in Section 2.1 above shall include, without limitation, all of the following:

(a)           All of the issued and outstanding shares or membership interests of another Entity to the extent of ISG's ownership interest therein such that following the Closing, Newco shall own all of the assets of such other Entity, including, but not limited to, cash, cash equivalents. accounts receivable, prepaid expenses, customers, agents, customer agreements, agent agreements, equipment, equipment leases, maintenance agreements, property, property leases, miscellaneous service agreements, and any and all other assets as may be necessary to the ongoing operations of the Business.

(b)           All of  the Assets, including, but not limited to prepaid expenses, customers, agents, customer agreements, agent agreements, supplier agreements, equipment, equipment leases, inventory, maintenance agreements, property, property leases, miscellaneous service agreements, and  any and all other  assets  as may  be  necessary  to the ongoing  business operations of the Business.

(c)           The Assets will specifically include all of the following scheduled items:

(i)            All items of personal property, including,but not limited to, office furniture, office equipment, office supplies, and other tangible personal property related to the administration of the Business as is,where is and as set forth on Schedule 2.2(c)(i).

(ii)           All items of switching equipment, networking equipment, and customer premise equipment as is, where is and as set forth on Schedule 2.2(c)(ii).

(iii)          All items of computer equipment, related peripherals, and software licenses (as are assignable) related  thereto as is, where is and as set forth on Schedule 2.2(c)(iii).

(iv)          All rights under any written or oral Contract. lease, agreement, plan, instrument, registration, license, certificate of occupancy, other permit, certification, authorization or approval  of any nature, or other document, commitment, arrangement, undertaking, practice or authorization set forth on Schedule 2.2(c)(lv).

(v)           All  licenses, permits, and authorizations (collectively,  "Licenses  and Permits"), subject to Fusion qualifying  for all of said Licenses and Permits, listed on Schedule 2.2(c)(v).

(vi)          All Intellectual Property, as previously defined, whether registered or unregistered, and any applications therefor utilized by or in any way associated with the Business or the products and services offered by the Business, as  set forth on Schedule 2.2(c)(vi).

(vii)         All Business Records [as hereinafter defined in Section 3.2(a)(ii)]. If there is  a  claim  made, the Company shall have the reasonable right of access to the Business Records post-Ciosing for the period of the applicable statute of limitations.

(viii)        The customer base and all customer information, files, records, data, plans and recorded knowledge, including customer records, customer contracts, customer lists and prospect lists forth on Schedule 2.2(c)(viii), as may be updated to an including the Closing Date, as  well as all customer agreements and contracts associated with the foregoing ("Customer Agreements"), except that customer agreements evidenced by ISG's standard form of customer agreement need not be identified on Schedule 2.2(c)(viii).

(ix)          The supplier lists and contracts with suppliers set forth  on Schedule 2.2(c){ix) ("Supplier Contracts"), as may be updated to an including the Closing Date.

(x)           The maintenance and service contracts ("Maintenance Contracts") as are assignable, set forth in Schedule 2.2(c)(x).

(xi)          All other assets of the ISG Business that are related to the day-to-day operation of the Business, except for those excluded under Section 2.3.

2.3           Excluded Assets

The Assets referred to in Section 2.2 above shall not include the following:

(a)           Prepaid sales agent commissions in the amounts listed in Schedule 2.3(a), as may be updated to and including the Closing Date, shall be reimbursed to ISG, at such time and to the extent such  commissions are earned by the respective sales agents and, therefore, become due and otherwise payable to those sales agents had they not received the prepayment.

(b)           Certain personal motor vehicles listed in Schedule 2.3(b), provided that

Purchasers shall have no on-going liability therefor.

(c)          The right to receive payment of employee loans due from employees of ISG identified on Schedule 2.3(c). If repayment of any such loan is received by Purchasers following the Closing, Purchasers shall pay such amount over to ISG.

(d)           Accounts receivables due from affiliates or members  to the extent set  forth on Schedule 2.3(e), as may be updated to and including the Closing Date.

(e)           The lsgcom.com domain name.

2.4           The Liabilities

The Liabilities referred to in Section 2.1 above shall include, without limitation, all of the following:

(a)           All of the liabilities associated with the Business that were incurred in the normal course of the Business and pertain to any occurrence, action, inaction or transaction occurring prior to the Closing Date, to the extent that such liabilities are recorded or reserved against in the  Audited   Financial  Statements  (as  hereinafter  defined  in  Section   6.8),  or  if  incurred subsequent  to the date of such Audited Financial Statements, in the books and records of JSG provided  to Purchasers  for review, or otherwise  disclosed  in  writing  to Purchasers  prior  to Closing (the "Liabilities").

(b)          Ongoing  liabilities  identified  on  Schedule  2.4(b), as may  be  updated  to  and including  the Closing Date, including, but not limited to, leases for office or equipment spaces, leases  for  equipment  and  software, Customer  Agreements  [which, as  provided  in  Section 2.2(c)(viii), if evidenced by ISG's standard form of customer agreement. need not be identified on Schedule 2.4(b)], Supplier Contracts, Maintenance Contracts and employment and agent agreements,  all to  the extent the Business  is in good  standing  and current  in all respects pursuant  to such leases or agreements. When appropriate, liabilities shall be pro-rated as of Closing. Purchasers  specifically acknowledge  they will be assuming the obligation  to pay on going agent commissions (exclusive of prepaid agent commission) as provided for in those agreements that are in good standing.

(c)           Notwithstanding  the foregoing, there shall be excluded from the Liabilities  any liabilities of ISG or the Business  that arose prior  to the Closing  and were not incurred  in the ordinary  course of the Business, along with the liabilities  identified and listed by the Parties in Schedule 2.4(c).shall remain the responsibility of ISG.Such liabilities, if any, shall be referred to as the "excluded Liabilities." The Excluded Liabilities  shall be satisfied at or prior to Closing or otherwise modified to the extent necessary so that neither  NBS, the Business nor Purchasers shall have any obligation therefor following the Closing.

2.5           Purchase Prfca and Payment

The purchase price ("Purchase Price) to be paid to ISG for the Assets to be acquired by Newco at Closing  shall be equal to the net book value  of the Assets as of the most recently available ISG interim balance prior to the Closing Date. The Purchase Price shall be subject to the provisions of Section 2.6, below, and shall be comprised  of a payment by wire transfer or certified check to ISG at Closing less the escrow Hold Back (as hereinafter defined).

2.6           Hold Back and Escrow Account

Ten percent (10%) of the Purchase Price otherwise to be paid to ISG at Closing shall be withheld,in cash, at Closing and shall constitute a "hold back" (the "Hold Back") to be retained in escrow pursuant  to the terms of an escrow agreement  to be mutually agreed upon by the Purchasers  and the Sellers, and entered into on or prior to the Closing, and shall be disbursed in accordance  with the escrow agreement  (a) to the Purchasers  to offset (i) any damages to either or both of them caused  by breaches of the representations, warranties and covenants made by any of the Sellers in this Purchase Agreement and/or any of the NBS Sellers under the NBS Purchase  Agreement, and/or (ii) any liabllilies  of ISG or  the Business that (A) were not incurred in the normal course of the Business and pertain to any occurrence, action, inaction or transaction occurring prior to the Closing Date or (B) that were Incurred in the normal course of the Business and pertain to any occurrence, action, inaction or transaction occurring prior to the Closing Date but were not recorded or reserved against on the Audited Financial Statements or in any other document or instrument furnished to the Purchasers  by or on behalf of any of the Sellers in connection with this Agreement or any of the NBS Sellers under the NBS Purchase Agreement, or (b) to ISG in accordance  with the escrow  agreement  to the extent not  offset pursuant to clause (a) of this Section.Pursuant to the escrow agreement, one-half of the escrow Hold  Back,  less  any  amount  offset  pursuant  to  clause  (a), above, shall be  disbursed  from escrow to lSG six months following the Closing Date and the balance of the Hold Back, less any amount offset pursuant  to clause (a), above, shall be disbursed  to ISG one year following the Closing Date.

ARTICLE Ill
CLOSING

3.1           Closing

The Closing shall take place at 10:00 a.m. (Eastern  Time) at the offices of Fusion, 420 Lexington Avenue, Suite 1718, New York, New York 10170, on the fifth business day following the date on which Fusion provides ISG with written notice that the last of the conditions set forth in Article a is satisfied or, if permissible, waived in writing, or on such other date and at such other time or place as is mutually agreed by the Parties to this Agreement in writing.

3.2           Items  to be Delivered at Closing

(a)           At the Closing, and subject to the terms and conditions contained in this Agreement, Sellers shall deliver to Purchasers the following:

(i)             Such bills of sale with covenants of warranty, assignments, endorsements, and other good and sufficient Instruments and documents of conveyance and transfer, in form and substance satisfactory to Purchasers and their counsel, as shall be necessary and effective to convey, transfer and assign to, and vest in, Purchasers all of Sellers' right, title and interest in and to the Assets, including, without limitation, (i) good, valid and marketable title in and to all of the Assets that are owned, (ii) good and valid leasehold interests in and to all of the Assets that are leased, and (iii) art of the Company's rights under all agreements, Contracts, commitments, leases, plans, bids, quotations. proposals, licenses, permits, authorizations,Instruments and other documents to which the Company is a party or by which they have rights on the Closing Date and which are related to the Business.

(ii)            All agreements, Contracts, customer prospect lists, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments, manuals and guidebooks, price books and price lists, customer and subscriber lists, supplier lists. sales records, files, correspondence, and other documents, books, records, papers, files and data belonging to ISG and used in the operation of the Business (the "Business Records"). The Business Records shall be delivered in such form and media (e.g., written, electromagnetic, digital, etc.) as the Business Records are maintained by ISG in the ordinary course. Simultaneously with such delivery, Sellers shall execute and deliver all such documents as may be required to put Purchasers in actual possession and operating control of the Assets and the Business.

(b)           At  the  Closing, and subject to the terms and conditions contained in this Agreement, Purchasers shall deliver the Purchase Price, less the escrow Hold Back, to ISG.

(c)            In addition, each of the Parties shall deliver such other and further documents as may be required pursuant to the terms of this Agreement to consummate the Transactions, including without limitation, the escrow agreement contemplated by Section 2.6, above.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

ISG, Kaufman, LKII Trust and JK Trust (individually, a "Seller" and collectively, the "Sellers"), jointly  and severally, hereby  represent  and warrant  to the Purchasers, jointly and severally, on the date hereof and on the Closing Date as follows:

4.1           Organization and Qualification

Each Seller that is an Entity is duly formed, validly existing and in good standing under the laws of its jurisdiction  of formation. ISG (a) has all requisite  power and  authority to own, lease and operate its properties and to carry on its business  as it is now being conducted and (b) Is duly qualified or licensed  to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification  necessary,  except  where  the failure  to so  register  would not have a  Business Material Adverse Effect.

4.2           Authorization and Validity of Agreement

Each of the Sellers has all requisite power and authority to enter into this Agreement and to perform  its obligations  hereunder  and  to consummate  the Transactions.    The  execution, delivery  and performance  by each of the Sellers of this Agreement and the consummation by each of the Sellers of the Transactions have been duly and validly authorized by all necessary actions on the part of the Sellers and/or its members.  This Agreement has been duly executed and delivered by each of the Sellers, and is a legal, valid and binding obligation of each of the Sellers,enforceable against each of them in accordance with its terms,except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

4.3           Sole Owners

LKII Trust and JK Trust are the sole record and benefiCial owners of ISG. Other than Purchasers  and  Sellers,  there  are  no  other  beneficiaries,  third  party  or  otherwise, to  this Agreement or to the Transactions described in this Agreement.

4.4           Financial Statements;Books and Records;Controls and Procedures

ISG has delivered  to Fusion copies of the unaudited combined balance sheets  of the Business (NBS and ISG} at December  31,2009, December 31, 2010 and November 30, 2011, as well as the unaudited income statements for the years ended December 31, 2009 and 2010, and the period ended November  30, 2011 (collectively  the "Unaudited Financial Statements"). The Unaudited Financial Statements have been prepared in accordance with past practices and GAPA, and such Unaudited  Financial Statements are true, correct and complete, and present fairly and accurately the financial condition and positiOn of NBS, ISG and the Business as of the dates indicated. NBS and ISG maintain books and records sufficient to permit the preparation of accurate and complete financial statements for NBS, ISG and the Business; and the Unaudited Financial Statements  have been prepared from the books  and records of NBS, ISG and the Business.NBS  and ISG maintain controls and procedures that are sufficient to enable accurate and complete financial statements  to be prepared from such books and records. Sellers have no reason to believe that the Unaudited Financial Statements cannot be audited in accordance with GAAP and the rules and regulations of the SEC.

4.5           Absence of Undisclosed Liabilities

Except as set forth in Schedule 4.5 or (a) as reflected or reserved against in Unaudited Financial Statements and (b) for liabilities  and obligations incurred  since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business  consistent  with past  practice,  ISG  has  no liabilities  or  obligations  of  any  nature, whether or not accrued, absolute, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance  sheet of ISG (or in the notes thereto} other than those which would not reasonably be expected to have, individually or in the aggregate, an Business Material  Adverse  Effect.  There  is  no  existing  condition,  situation  or  set  of  circumstances (excluding  possible  changes  in  the Tax  laws  of  any  jurisdiction)  that could  reasonably  be expected  to result in any such liability, other  than liabilities  fully and adequately  reflected or reserved against on the Unaudited Financial Statements, or incurred since the date of the most recent balance sheet included In the Unaudited Financial Statements in the ordinary course of business  consistent  wilh past practice, which in the aggregate are not material to ISG or the Business. For purposes of this Section 4.5, "material" shall mean  any amount in excess  of $10,000.

4.6           No Material Adverse Change

Since the date of the Unaudited Financial Statements, there have been no material changes in the assets, properties, business, operations, prospects or condition (financial or otherwise) of ISG or the Business that could reasonably be foreseen to have a Business Material Adverse Effect, nor do any of the Sellers know of any such change that is reasonably likely to occur, nor has there been any damage, destruction or loss materially and adversely affecting the assets, properties, business, operations, prospects or condition of ISG or the Business, whether or not covered by insurance.

4.7           Accounts and Notes Receivable

All accounts and notes receivable  reflected in the Unaudited Financial Statements and all accounts receivable arising after the date of the most recent balance sheet included  in the Unaudited  Financial Statements (collectively,  the "Post Balance Sheet  Accounts Receivable") have arisen in the ordinary course of business, represent valid and enforceable obligations due to ISG or the Business, and are not subject to any discount, set-off or counter claim.  All such Post  Balance  Sheet  Accounts Receivable  have been collected  or, to  the best knowledge  of Sellers,  are  fully collectible  in  the  ordinary  course  of  business  in  the  aggregate  recorded amounts thereof, except as reserved in the most recent balance sheet included in the Unaudited Financial Statements.

4.8           Tax Matters

(a)           ISG has timely filed or caused  to be filed (taking into account any extension of time within which to file) since its inception all material Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete.   ISG has paid all Taxes that have or  may  have  become  due pursuant  to  those Tax Returns  or otherwise  or pursuant  to any assessment  received by ISG.

(b)            For federal and state income tax purposes, JSG is an LLC which is treated as an S Corporation, and its income or loss is included in the income tax returns of the members of ISG, according  to their respective  interests. The United  States federal and state income  tax returns  of  the members  of ISG  have  never  been audited  by the IRS or  relevant  state  tax authorities, insofar as they include income or loss attributed to ISG, nor are they the subject of any pending audit.

(c)            All material amounts of Taxes that ISG is required by law to withhold or collect have   been  duly  withheld  or  collected,   and  have  been  timely  paid  over  to  the  proper governmental authorities to the extent due and payable.

(d)            ISG has not been delinquent  in the payment  of any material Tax that has not been  accrued  for  in the Unaudited  Financial Statements  for the  period  for which such  Tax relates nor is there any material Tax deficiency outstanding, proposed, or assessed against ISG or the Business, nor has ISG executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)            ISG has  not incurred  any liability for Taxes since the date of the most recent balance sheet included in the Unaudited Financial Statements other than in the ordinary course of business consistent with past practice.

(f)            ISG  has  not  received  written   notice  from  any  Governmental   Entity  that  a deficiency, delinquency, claim, audit, suit, proceeding, request for information or investigation is now pending, outstanding or, to the knowledge  of any Seller, threatened against or with respect to ISG, the Business  or Taxes.   There are no Liens for Taxes on any of the assets  of ISG. Within the preceding four years, no claim has been made in writing by a Governmental Entity of a jurisdiction  where ISG has not filed Tax Returns  that ISG is or may be subject to taxation by that jurisdiction.

(g)           ISG (i) is not a party to or bound by any Tax allocation, indemnification,  sharing or similar agreement or owes any amount under any such agreement or arrangement (excluding customary  agreements   to indemnify  lenders  in  respect  of  Taxes  and  customary  indemnity provisions  in agreements for the acquisition or divestiture  of assets) or (ii) is or could be liable for any Tax  of any  person under Section  1.1502-6 of  the Treasury regulations  promulgated under the Internal Revenue Code of 1986,  as amended (the "Code") (or any similar provision of. state,local or foreign Law) by virtue of membership  in any affiliated, consolidated, combined or unitary group (other than a group the common parent of which was Parent), or as a transferee or successor, or by contract.

(h)            ISG (i) has not filed any extension of time within which to file any Tax Returns that have not been filed (except for extensions of time to file Tax Returns other than income Tax Returns or gross receipts Tax Returns, which extensions were obtained in the ordinary course), (ii) has not granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iii) has not proposed to enter into an agreement relating to Taxes with a Governmental Entity,which proposal is pending or (iv) has not, since December 31, 2007, been issued any private letter ruling, technical advice memorandum or other similar agreement or ruling from a Govemmental Entity with respect to Taxes.

4.9           No Approvals or Notices Required; No Conflict with Instruments

The execution,delivery and performance of this Agreement and the Transactions by any of the Sellers will not contravene or violate (a) any existing law, rule or regulation to which any of the Sellers are subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which Is applicable to any of the Sellers, or (c) the Certificate of Organization or By Laws of the Company; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Company is a party or by which the Company is otherwise bound. Except as set forth on Schedule 4.9, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by any of the Sellers.

4.10         Legal Proceedings

Except as set forth in Schedule 4.10, there is no (a} Legal Proceeding pending, or to the knowledge of any Seller threatened, against,involving or affecting any of the Sellers or any of their respective assets or rights; (b) judgment, decree, Injunction, rule, or order of any Governmental Entity applicable to the that has had or is reasonably likely to have, either individually or in the aggregate, a Business Material Adverse Effect; (c) Legal Proceeding pending or threatened, against any of the Sellers that seeks to restrain, enjoin or delay the consummation of this Agreement or any of the other Transactions or that seeks damages in connection therewith; or (d) Injunction, of any type. For the avoidance of any doubt, Fusion, Newco and each of their respective shareholders, board of directors, officers. employees, agents or attorneys (each an Indemnifier Party"), are hereby indemnifier by each of the Sellers from and against any and all claims, liabilities, obligations, costs and attorneys' fees and held harmless in the event of the inaccuracy of the representation and warranty contained in this Section. This provision is in addition to any other remedy available to Purchasers and shall survive Closing for a period of two (2) years.

4.11         Licenses; Compliance with Regulatory Requirements.

(a)            ISG and the Business are and have been in compliance with,and not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Within the past three years, ISG has not received any written notice or, to the knowledge of any Seller,other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)           Except as set forth on Schedule 4.11(b), ISG and the Business rein possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders  of  any  Governmental  Entity,  and  all  rights  under  any  material  contract  with  any Governmental Entity, necessary for ISG to own, lease and operate its properties and assets or to carry  on its Business  as it is now  being conducted (the "ISG  Permits"), except where the failure to have any ISG Permits would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.   All ISG Permits are valid and in full force and effect, except where the failure to be In full force and effect would not reasonably be expected to have,  individually  or  in  the  aggregate, a  Business  Material  Adverse Effect. ISG  and  the Business  are in  compliance  In all  respects  with  the  terms  and  requirements  of  such  ISG Permits, except  where the failure  to be in compliance  would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.12         Brokers or Finders

Other than Jerry Salvi, no agent, broker, investment  banker, financial advisor or other entity is, will, or might be entitled, by reason of any agreement. act or statement by any of the Sellers, or any of their respective officers, employees, consultants or agents, to any financial advisory, broker's, finder's  or similar fee or commission, to reimbursement  of expenses or to indemnification  or  contribution  in  connection  with any of  the Transactions, and each of the

Sellers agrees to pay all financial advisory, broker's, finder's or similar fee or commission owed to Jerry Salvi upon Closing, and to indemnify and hold each of the Purchasers harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions. expenses or claims for indemnification or contribution asserted by any person or Entity on the basis of any act or statement made or alleged to have been made by any of the Sellers or any of their respective officers, employees, consultants or agents.

4.13        Employment Agreements

There are no written employment agreements covering any employee(s) of lSG or the Business.

4.14        Background of Kaufman

There are no civil, criminal, or regulatory infirmities or  disqualifications in the backgrounds of Kaufman and/or Russell Markman that would require public disclosure in Fusion's filings with, and in accordance with the rules and regulations of, the SEC applicable to public disclosure relating to officers and/or directors of public companies.

4.15        Leasehold Interests

(a)           ISG does not own. any real property.

(b)           Except as would not reasonably be  expected to have. individually or in the aggregate,  a   Business  Material  Adverse  Effect,  (i) each  material  lease  and  sublease (collectively, the company  Real Property. Leases"} under which ISG or the Business uses or occupies or has the right to use or occupy any material real property (the "company leased Real Property") at which the material operations of ISG or the Business are conducted as of the date hereof, is valid, binding and in full force and effect, (ii) neither ISG nor the Business is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to materially and adversely affect the existing use of the Company Leased Real Property by the Company in the operation of its business in the ordinary course thereon and (iii) ISG has not received written notice of any uncured default of a material nature on the part of ISG or the Business or, to the knowledge of Sellers, the landlord thereunder, with respect to any Company Real Property Lease, and to the knowledge of Sellers no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both.would constitute a material breach or default under a Company Real Property Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, ISG has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company leased  Real Property, free and clear of all Liens, encroachment, easements, rights-of-way, restrictions and other encumbrances that do  not  materially and adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business in the ordinary course. As of the date hereof and the Closing Date, neither ISG nor the Business has received written notice  of  any  pending, and, to  the  knowledge  of  the  Sellers, there is  no  threatened, condemnation proceeding with respect to any Company Leased Real Properly, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

4.16         Title to Assets; Liens

Except as set forth on Schedule 4.16, ISG and/or NBS has good, valid and marketable title to the assets used in the Business, free and clear of all liens. There are no developments. pending or threatened, affecting any of the Assets of ISG that might materially detract from their value, materially interfere with any present  or intended use of such assets and/or impair the value of the Transactions to Purchasers.

4.17         Employees

Set forth on Schedule 4.17, as may be updated to and including the Closing Date, is a complete list of the employees of ISG and/or the Business.Except as set forth in Schedule 4.17, the Company is not delinquent  in payments  to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof, or for amounts reimbursable to such employees.

4.18         Membership Interests

ISG is authorized to issue membership interests in the amount currently issued and outstanding. The issued  and outstanding  membership  interests  in ISG have  been  duly and validly  authorized and issued and are fully paid  and non-assessable and were"not issued in violation of the preemptive or similar rights of any person. The membership interests in ISG are owned by the persons and in the relative percentages set forth on Schedule A hereto.There are no options, warrants or other securities exercisable or convertible into membership interests of ISG and ISG has not entered into any agreement or understanding to do so.

4.19         Employee Benefit Plans

(a)           Schedule 4.19 lists all material compensation or employee benefit plans, programs, policies, agreements, arrangements, or other "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as well as all other arrangements not subject to ERISA, providing cash- or equity based Incentives, health, medical, dental. disability, accident or life Insurance benefits or vacation, severance, retention, change in control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by ISG or the Business or are for the benefit of current or former employees or directors of ISG or the Business or any other entity which would be aggregated with the Company and treated as the same employer under Code Section 414(b) or (c) (an "ERISA Affiliate") (the "Company Benefit Plans") or under which ISG, the Business or any ERISA Affiliate may have liability.

(b)            Each Company Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan intended to be "qualified" within the meaning of Section 401{a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to Its qualification or, if no such determination has been made, an application for such determination is pending with the Internal Revenue Service and, to the Company's knowledge, no event has occurred that would reasonably be expected to result in the disqualification of such Company Benefit Plan.

(c)            No Employee Plan constitutes (i) a multiemployer plan,as defined in Section 3(37) or 4001(a)(3) of ERISA, {il) a "defined benefit plan: as defined in Section 3(35), (iii) any other plan subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by ISG or the Business that has not been satisfied in full when due, and, to the knowledge of any of the Sellers, other than routine claims for benefits, no condition exists that could reasonably be expected to result in a material liability to ISG or the Business under Title IV of ERISA. Full payment has been made of all amounts which /SG, the Business or any ERISA Affiliate is required to have paid as contributions to or benefits under any Company Benefit Plan as of the end of the most recent plan year thereof and there are no unfunded obligations under any Company Benefit Plan that have not been disclosed in writing prior to the Closing. All contributions and contribution obligations have been reflected on the Unaudited Financial Statements.

(d)           Consummation of the Transactions will not (i) entitle any current or former employee, consultant, officer or director of ISG or the Business to severance, retention or change in control pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee, consultant, officer or director.

(e)            There are no material pending or, to the knowledge of any Seller, threatened claims against, by or on behalf of, or any liens filed against or with respect to. any of the Company Benefit Plans or otherwise involving any Company Benefit Plan.

(f)             Neither ISG nor the Business is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of (a) any excess parachute payments within the meaning of Section 280G of the Code, or (b) ally amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local or foreign tax law).

(g)            No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or managers of ISG beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable l..aw, (ii) death benefits or retirement benefits under any "employee pension benefit plan(as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of ISG or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(h)            Except as required by Section 490BB of the Code and Title I, Part 6 of ERISA, there is no liability in respect of or any obligation to provide post-retirement health and medical benefits for retired or former employees of ISG or the Business. After the performance of any or all Transactions, the Parent shall be responsible for providing continuation coverage required under Section 4980B of the Code and Title I, Part 6 of ERISA to all former employees of ISG or the Business who terminated employment on or before such date and to all persons who are considered M&A qualified beneficiaries" as defined under Tress. Reg. Section 54.49808-9 in connection with this transaction.

(i)             Neither ISG, the Business nor any ERISA Affiliate has,since October 3, 2004, (i) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)), which interest has been or, upon lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Code Section 409A(a)(1)(B) or (b)(4)(A), or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that would cause an interest previously granted under such plan to become subject to the taxes imposed by Code Section 409A. Further, no Person had a legally binding right to an amount under a nonqualified deferred compensation plan of ISG, the Business or any ERISA Affiliate prior to January 1, 2005 that is subject to a substantial risk of forfeiture or a requirement to perform future services after December 31, 2004, which would subject such Person to the taxes Imposed by Code Section 409A.

4.20         Employment and Labor Matters

(a)           As of the date of this Agreement: (i) neither ISG nor the Business is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a "Union") applicable to employees  of  ISG  or  the  Business ("Company Employees"}, (ii)  none  of  the  Company Employees Is represented by any Union with respect  to his  or her employment with  the Company other Business, (iii) to the Sellers' knowledge, within the past three years, no Union has attempted to organize employees at ISG or the Business or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Company Employees, (iv) within the past  three years, there have been no  actual or, to the Sellers' knowledge, threatened (A)  work stoppages, lock-outs  or strikes, (B) slowdowns. boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by Company Employees, causing significant disruption to the operations of a facility or (C} other form of Union disruption at lSG or the Business and (v) except as would not reasonably be expected to have. individually or in the aggregate, a Business Material Adverse Effect, there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of.the Sellers, threatened with respect to Company Employees.

(b)           Except for  such  matters  that would  not  reasonably be  expected  to  have, individually or in the aggregate, a Business Material Adverse Effect:  (i) ISG and the Business are, and within the past three years have been, in compliance with all applicable state, federa,l and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits,  retirement benefits,  compensation,  immigration, workers' compensation, working conditions, occupational safety and health, family and medical leave.reductions in force, plant closings, notification of employees, and employee terminations and (ii)  neither ISG nor the Business has any liabilities under the Worker Adjustment and Retraining Notification Act (the "WARN Act"} or  any slate  or  local Laws requiring notice with respect to  such layoffs or terminations.

(c)           To the knowledge of the Sellers, in the past three years, (i) no Governmental Entity has threatened or initiated any material complaints, charges, lawsuits, grievances,claims, arbitrations,administrative proceedings or other proceeding(s) or investigation(s) with respect to ISG or the Business arising out of, in connection with, or otherwise relating to any Company Employees or any Laws governing labor or employment and (ii} no Governmental Entity has issued  or,  to  the  Sellers'  knowledge, threatened to  issue  any  significant citation, order, judgment, fine or decree against ISG or the Business with respect to any Company Employees or any Laws governing labor or employment.

(d)           The execution of this Agreement and the consummation of the Transactions will not result in any material breach or violation of,or cause any payment to be made under, any collective bargaining agreement, employment agreement. consulting agreement or any other employment-related agreement to which the Company or the Business is a party.

4.21         Environmental Laws and Regulations

(a)    Except  as  would  not  reasonably  be  expected  to  have,  individually  or  in  the aggregate, a Business Material Adverse Effect:

(i)    there is  no pending  or, to  the knowledge  of the Sellers, threatened  in writing, claim, lawsuit, investigation  or administrative proceeding  against ISG or the Business, under  or pursuant  to any Environmental Law, and neither ISG nor the Business has received written notice from any person, including any Governmental  Entity, (A) alleging that ISG or the Business  has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may  be liable under any  applicable  Environmental law, which  violation or liability is unresolved or (B) requesting information with respect to matters that could result In a claim of liability pursuant to applicable Environmental Law;

(ii)    ISG  and  the  Business  are  and  have   been  in  compliance with  all applicable Environmental  laws and  with all permits, licenses  and  approvals  required  under Environmental Laws for the conduct of their business or the operation of their facilities;

(iii)        ISG and the Business have all permits, licenses  and approvals required for the operation of the businesses and the operation of their facilities pursuant to applicable Environmental   Law,  all  such  permits,  licenses and ..approvals   are  in  effect,  and,  to  the knowledge of the Sellers.there is no actual or alleged proceeding to revoke, modify or terminate such permits, licenses and approv ls;

(iv)           to the knowledge  of the Sellers, there has been no release of Hazardous Materials at any real property  currently or formerly owned, leased or operated  by ISG or the Business in concentrations  or under conditions or circumstances  that  (A) would reasonably be expected to result in liability to the ISG or the Business under any Environmental Laws or (B) would require reporting, investigation, remediation or other corrective or response action.by ISG or the Business  under  any  Environmental .Law and that has  not  otherwise  been addressed through such  reporting, investigation,  remediation  or other corrective or responsive  action by ISG or the Business; and

(v)    Neither  ISG nor the Business is party  to any order, judgment or decree that  imposes  any  obligations  under  any  Environmental  Law  and, to  the knowledge of the Sellers, has  not,  either  expressly  or by operation of Law, undertaken any such obligations, including any obligation for corrective or remedial action, of any other person.

(b)    As used in this Agreement:

(i)    "Environment" means the indoor and outdoor environment, including any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building, surface, plant or animallife  and natural resources.

(ii)    "Environmental law" means any Law or any binding agreement issued or entered by or with any governmental Entity relating to:  (A) the protection of the Environment, including  pollution,  contamination,  cleanup,  preservation,  protection  and  reclamation  of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup  of any such release  or threatened release; (C) the management  of any Hazardous Materials,  including  the  use, labeling, processing,  disposal,  storage,  treatment, transport  or recycling  of any Hazardous Materials and recordkeeping, notification, disclosure and reporting requirements  respecting Hazardous  Materials; or (D) the presence  of Hazardous Materials  in any building, physical structure, product or fixture.

(iii)           "Hazardous   Materials"  means  all  substances  defined  as  Hazardous Substances, Oils, Pollutants or Contaminants  in the National Oil and Hazardous Substances Pollution  Contingency Plan, 40  C.F.R. § 300.5, or defined as such by, or regulated  as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

4.22         Personal Property

 Except as set forth on Schedule 4.22  and as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, ISG has good title to,or a valid and binding leasehold interest in, the Assets and all the personalproperty owned by it, free and clear of all Liens.

4.23         Insurance

Except for failures to maintain insurance that, individually  or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect:

(a)    ISG maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks associated with the Business as are in accordance with customary industry practice for companies engaged in businesses similar to that of ISG and the Business; and

(b)    each of the insurance policies covering ISG and/or the Business (the "Insurance Policies") is in full force and effect, all premiums due thereon have been paid in full and ISG is in compliance in all material respects with the terms and conditions of such insurance policies.

4.24         Intellectual Property

(a)    Schedule  4.24 contains  a true and complete  list, as of the date hereof, of all Intellectual Property rights to which ISG or the Business has an interest that are the subject of any issuance, registration, certificate, application or other filing by, to, or with any governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued  patents, domain name registrations,  and pending  applications for any of the property rights described in the first sentence of the following subsection ("Company lntellectual Property Rights"), and any material unregistered Company Intellectual Property Rights.

(b)    Except as would not,individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, ISG owns or has a valid right to use all patents,trademarks,trade names,service marks,domain names,copyrights and any applications and registrations therefor, trade secrets,know-how and computer software (collectively,"Intellectual Property Rights") used in connection with and reasonably necessary for the Business as currently conducted. To the knowledge of the Sellers,neither ISG nor the Business has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party except where such infringement, misappropriation or violation would not,individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.To the knowledge of the Sellers,no third party is infringing, misappropriating or violating any Intellectual Property Rights owned or exclusively licensed by ISG or the Business.

4.25         Material Contracts

Except as set forth in Schedule 4.25, as of the date hereof and the Closing Date, neither ISG nor the Business is a party to or bound by any Contract that (i) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) would, after giving effect  to the Transactions,  limit  or restrict ISG or the Business or any successor thereto, from engaging  or competing in any line of business  or in any geographic  area  that it currently  engages  in or that contains exclusivity  or non-solicitation  provisions  with respect  to customers,  (iii)  limits  or  otherwise   restricts  the  ability  of  ISG  to  pay  dividends  or  make distributions  to  its  stockholders  or  (iv)  provides   for the  operation  or  management  of  any operating  assets  of ISG  or  the Business  by  any  person  other  than ISG or ISG (except  as contemplated  by  this Agreement). Each Contract  of the type described in  this Section  4.25, whether  or  not  set  forth  on  Schedule  4.25  is  referred  to  herein  as  a  "Company  Material Contrace In addition, any Contract that provides for the payment of $10,000 or mpre, over the term of the Contract, shall be considered a Company Material Contract. Each Company Material Contract is a valid and binding obligation of ISG or the Business enforceable against it and, to the knowledge  of the Sellers, each other party thereto, in accordance with its terms (except that (i) such  enforcement  may  be  subject  to  applicable  bankruptcy,  insolvency, .reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject  to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, is in full force and effect, and ISG has performed in all material respects  all obligations required to be performed by it to the date hereof under each Company  Material Contract  and, to the knowledge  of the Sellers, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed  by it under such Company  Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.  None of the Sellers has knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of written notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually  or in the aggregate, reasonably  be expected to have a Business Material Adverse Effect.

4.26         Provided Information

All written information concerning ISG and the Business that has been prepared by or on behalf  of  ISG  and  that has  been  or  will be  provided  to Purchasers  in connection  with  this Agreement or the Transactions, was or will be, at the time made available, correct in all material respects and did not, at the time made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

4.27         Accuracy of Disclosure

As of the date hereof and as of the date of Closing, the representations and warranties of  each of the Sellers  herein,  the Schedules hereto, all documents  and other papers  listed therein or required to be delivered pursuant to this Agreement, and all due diligence materials provided by or on behalf of any or all of the Sellers are and shall be true, complete, correct and authentic. No representation or warranty of any of the Sellers contained in this Agreement, and, no document furnished  by or on behalf of any of the Sellers pursuant to this Agreement  or in connection with the Transactions, contains or will contain an untrue statement of  a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FUSION

Each of the Purchasers, jointly and severally, hereby represents and warrants to each of the Sellers as follows:

5.1           Organization and Qualification

Each of the Purchasers  is a corporation duly incorporated, validly existing and in good standing  under  the  laws  of  the State  of Delaware,  has  all  requisite  corporate  power  and authority to own, lease  and operate its properties and to carry on its business as now being conducted,  and is duly  qualified  or licensed and  is in good standing to do business  in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification  necessary, except where the failure  to so register would not have a Fusion Material Adverse Effect

5.2           Authorization and Validity of Agreement

Each of the Purchasers has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery  and  performance  by each of the Purchasers  of this Agreement  and  the consummation  of  the Transactions  have  been  duly  and  validly  authorized by all necessary corporate  action  on  the  part  of  each  of  the Purchasers. This  Agreement  has  been  duly executed and delivered by each of the Purchasers and is a legal, valid and binding obligation of each of the Purchasers enforceable against it in accordance with its terms, except (a) as limited by applicable  bankruptcy,  insolvency,  reorganization, moratorium,  fraudulent  conveyance,  or other  laws of  general  application  relating  to or affecting the  enforcement of creditors'  rights generally, (b) as limited by laws  relating to the availability  of specific performance, injunctive relief, or other equitable remedies, or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.

5.3           Brokers or Finders

No  agent,  broker,  investment  banker,  financial  advisor  or  other entity  is  or  will  be entitled, by  reason  of  any  agreement,  act  or statement  by  Purchasers  or their  respective officers, employees, consultants or agents, to any financial advisory, broker's, finder's or similar fee  or  commission.  to reimbursement   of  expenses  or  to  indemnification  or  contribution  in connection with any of the Transactions, and each of the Purchasers hereby indemnify and hold each of the Sellers harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions, expenses or claims for indemnification or contribution asserted by any entity on the basis of any act or statement made or alleged to have been made by the Purchasers or their respective officers, employees. consultants or agents.

5.4           No Approvals or Notices Required; No Conflict with Instruments

The execution, delivery and performance of this Agreement and the related agreements by each of the Purchasers will not contravene or violate (a) any existing law, rule or regulation to which either of them is subject, (b) any judgment, order, writ, injunction, decree or award of any court. arbitrator or governmental or regulatory official, body or authority which is applicable to either of the Purchasers, or (c) the Certificate of Incorporation or By Laws of either of  the Purchasers; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time. or both) of any term, condition or  provision  of, or require  the  consent of  any  other party  to, any mortgage,  indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which either of the Purchasers is a party or by which either of the Purchasers is otherwise bound. Except as set forth on Schedule 5.4, no authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority Is required in connection with the execution, delivery and performance of this Agreement by either of the Purchasers.

5.5           Legal Proceedings

Except as set forth in  Schedule 5.5, there is no (a) Legal Proceeding pending or threatened, against, involving or affecting either of the Purchasers or any of their respective assets or rights; (b) judgment, decree, injunction, rule, or order of any Governmental Entity applicable to the that has had or is reasonably  likely to have, either individually or in the aggregate, a Fusion Material Adverse Effect; (c) Legal Proceeding pending or  threatened against either of the Purchasers that seeks to restrain, enjoin or delay the consummation of this Agreement or any of the other Transactions or that seeks damages in connection therewith; or (d) injunction,of any type. For the avoidance of any doubt, each of the Sellers and each of their respective shareholders, board of directors, officers, employees, agents or attorneys (each an "Indemnified Partyw), are hereby indemnified by each of the Purchasers from and against any and all claims, liabilities, obligations, costs and attorneys' fees and held harmless in the event a Legal Proceeding is pending or threatened against any Indemnified Party. This section shall survive Closing for a period of two (2) years.

5.8           Accuracy of Disclosure

As of the date hereof and as of the date of Closing, the representations and warranties of each of the Purchasers herein, the Schedules hereto, all documents and other papers listed therein or required to be delivered pursuant to this Agreement, and all due diligence materials provided by or on behalf of each of the Purchasers are and shall be true, complete, correct and authentic.  No representation or warranty of Purchasers contained in this Agreement, and, no document furnished by or on behalf of either or both of them pursuant to this Agreement or in connection with the Transactions, contains or will contain an untrue statement of a material fact or omits or will omil to state a material fact required to be stated therein or necessary lo make the statements made, in the context in which made, not false or misleading.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1           Confidentiality

(a)    Unless  otherwise  agreed  to  in  writing  by  the Party  disclosing  the  same  (a "Disclosing Party"), each party (a "Receiving  Party") will, and will cause its officers, directors, employees, and agents (collectively referred to as such party's "Representatives") to, (i) keep all Confidential Information (as defined  below) of the disclosing party in strict confidence and not disclose  or reveal any such Confidential  Information to any person or Entity other than those Representatives  of the receiving party who are participating in effecting the Transactions or who otherwise  need  to know such Confidential  Information, (ii) use such  Confidential Information only  in connection  with consummating  the Transactions  and enforcing the Receiving  Party's rights hereunder,  and (iii) not use Confidential  Information in  any manner  detrimental to the Disclosing Party.  In the event that a Receiving Party is requested pursuant to, or required by, applicable  law or regulation or by legal process  to disclose any Confidential Information of the Disclosing  Party. the Receiving Party  will provide  the Disclosing  Party with prompt  notice of such request(s) to enable the Disclosing Party to seek an appropriate protective order.

(b)    A Party's obligations hereunder will not apply with respect to Confidential Information that (i) is disclosed to a third party with the Disclosing Party's written approval.(ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation.If a receiving party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature,it wlI not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a Receiving Party be liable ror any indirect, punitive, special or consequential damages. In the event this Agreement is tenninated, each party will, if so requested by the other party, promptly return or destroy all of the Confidential information of such other party, including all copies, reproductions, summaries,analyses or extracts thereof or based thereon In the possession of the receiving party or its Representatives.

(c)    For purposes of this Section 6.1,"Confidential Information" of a party means all conrldential or proprietary information about such party that is furnished by it or its Representatives to the other party or the other party's Representatives, regardless of the manner in which it is furnished.Confidential Information does not include,however,information which (i) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the Receiving Party or its Representatives or is otherwise required to be disclosed by law; (ii) was available to the Receiving Party or its Representatives on a non-confidential basis prior to Its disclosure by the Disclosing Party;(iii) becomes available to the Receiving Party or its Representatives on a non-confidential basis from a person or Entity other than the Disclosing Party or its Representatives who is not other Wise bound by a confidentiality agreement with the Disclosing Party or its Representatives,or is not otherwise prohibited from transmitting the information to the Receiving Party or its Representatives,or (iv) is independently developed by the Receiving Party or its Representatives through persons who have not had, either directly or indirectly, access to or knowledge of such information. Nothing contained in this Section 6.1 shall be construed to limit a Receiving Party's right to independently develop or acquire products without use of the Disclosing Party's Confidential Information.

(d)    Except as contemplated herein, or as may be required by applicable law, no announcement or disclosure of this transaction, or matters related to this transaction, shall be made by either Party without the prior written approval of the other Party; provided, however, that nothing in the foregoing shall restrict Fusion from making such disclosures as it reasonably deems necessary to comply with its reporting obligations under the Exchange Act.

(e)    All  prior  agreements  between  the  parties  concerning  or  relating  to  non-disclosure, confidentiality, or non-solicitation, including but not limited to the Non-Disclosure Agreement previously signed by the Parties, shall remain in full force and effect.

6.2        Cooperation Pending Closing.

From the Effective Date of this Agreement through the Closing, and with a view towards consummation of the Transactions and a smooth transition of managerial and supervisory functions following the Closing, Sellers agree to (a) discuss with Purchasers material operational decisions relating to the Business,(b)consider the advice and recommendations of Purchasers with respect to those decisions,(c) allow Purchasers and their representatives access to the Business with a view towards familiarizing themselves with day-to day operations,(d) maintain books and records of the Business in accordance with GAAP,(e) provide Purchasers with regular financial statements and access to the books and records of the Business, and (f) provide Purchasers with operational and managerial reports conceming the Business as may reasonably be requested by Purchasers.

6.3        Operation of the Business

 Notwithstanding the preceding Section 6.2, and except as provided otherwise herein, during the period between the Effective Date and Closing,or if applicable the termination of his Agreement as provided herein, ISG shall at a minimum continue to operate its Business in the ordinary course consistent with past practice and shall not, without the prior written consent of Purchasers:

(a)    Sell lease, assign, transfer or otherwise dispose of any of its material assets.

(b)    Make any material capital business expenditures.

(c)    Create, incur,assume or suffer to exist, any business related mortgage, pledge, lien, charge, security interest or encumbrance of any kind upon any of its property,assets, income, or profits, whether now owned or hereafter acquired.

(d)    Borrow funds.

(e)    Sell, assign, convey or transfer any assets material to ISG or the Business other than inventory or other assets held for resale in lhe ordinary course of business.

(f)    Issue, redeem, or repurchase any equity or debt securities.

(g)    Amend its Articles of Organization or Operating Agreement.

(h)    Enter into any agreement to do any of the foregoing.

(i)    Take any action that could reasonably  be foreseen to diminish the value of the Business, or could result in a Business Material Adverse Effect.

6.4           Organizational lntegration

Following the Effective Date and prior to Closing, the Parties shall work together in good faith to develop effective plans for the integration of the organizations of NBS, the Business,and Purchasers into a common organization (the "Integration Plan"), which Integration Plan shall not be implemented  until  Closing,  unless  otherwise  agreed  to by  the Parties.  Furthermore,  the Integration  Plan shall be considered Confidential Information within the meaning of Section 6.1 above. Immediately  after Closing, all personnel included  in the Integration Plan shall become direct  or indirect employees of Fusion, and shall thereafter be entitled to such compensation and benefits  as are  typically  accorded  to  similarly situated  employees of Fusion or as may otherwise be dictated by this Agreement. Purchasers shall advise Sellers at least 30 days prior to Closing of any employee(s) of the Business who are not included in the Integration Plan and who, therefore, will not be retained following Closing. Nothing in the foregoing shall guarantee any employee  of the Business  continued  employment following  the Closing, and Purchasers reserve  the right to make all decisions affecting personnel of the Business from and after the Closing.

6.5           Employment of Kaufman

At  the  Closing, Kaufman  shall  enter  into  an  Employment  Agreement  to the extent provided in the NBS Purchase Agreement.

6.6           No Solicitation or Acceptance of Proposals

Commencing upon the Effective Date and continuing until the Closing of the transaction,none of the Sellers,including their respective directors,officers,employees, representatives, members, managers,or other agents,shall, directly or Indirectly, enter into any discussion with, solicit or entertain offers from, negotiate with or in any manner encourage,discuss,accept or consider any proposal from any person or Entity other than Purchasers relating to the purchase or sale of the Business, the equity or assets of NBS or ISG and/or any interest therein (a "Proposal").Each of the Sellers shall immediately cease and suspend any existing activities, discussions, or negotiations with any person or Entity (other than Purchasers) conducted heretofore with respect to any Proposal.Sellers shall immediately advise Fusion of the identily of any person or Entity who submits any Proposal or other communication regarding a Proposal. and provide Fusion with a copy of the submission.

6.7           Due Diligence

Closing of the transaction shall be subject to the satisfactory completion of due diligence by Purchasers. Purchasers  shall commence  its due diligence  promptly following execution of this Agreement. Sellers shall provide Purchasers and their representatives  with access to the facilities,  management,  books  and records  of ISG  and  the Business  at all reasonable  times upon reasonable notice; and Purchasers agree to conduct due diligence in such a manner as to cause as little interference with the operation of the Business as is practicable. In the event that Purchasers determine not to proceed with the Transactions, and therefore to terminate this Purchase  Agreement  based upon its due diligence review, Purchasers  shall so notify Sellers within lhree (3) business days of any such determination, whereupon this Purchase Agreement shall  cease  to  be  of  further  force  or  effect  except  as  hereinafter  sal forth. In  the  event Purchasers have not terminated this Agreement under this Section 6.7 prior to the later of April 30, 2012 or delivery of the Audit (as hereinafter defined) (such later date being referred to as the "Outside Date"), Purchasers shall have no further right to terminate this Agreement under this Section 6.7; it being understood, however, that this provision shall not alter Purchaser's right to terminate this Agreement in the event of a Business Material Adverse Effect or otherwise under Section 9.1.

6.8           Audit of Books and Records

Closing  of  the  Transactions  shall  be  subject  to  the  completion and  delivery  to Purchasers of an audit (the "Audit") of the financial statements of NBS, ISG and the Business, to the extent required by and under the applicable rules and regulations of the SEC (the "Audited Financial Statements"), by  an  audit  firm  acceptable to Purchasers and their professional advisors, in their sole discretion. Sellers shall use their best efforts to reasonably cooperate with its audit firm and Purchasers in the conduct of the Audit. The Parties agree to use their best efforts to cause the Audit to be completed on or before April 30, 2012, subject to an automatic extension to May 31, 2012, if necessary (as may be further extended by mutual consent of the Parties, the "Audit Due  Date"). Purchasers may terminate this Agreement within ten (10) business days following receipt of the Audited Financial Statements in the event that (a) the Audited Financial Statements are determined by Fusion's auditors not to be in compliance with GAAP and/or the rules and regulations of the SEC applicable to Fusion, (b) the filing of such Audited Financial Statements with the SEC could cause Fusion to be out of compliance with its obligations under  Federal securities laws and/or (c) the financial condition and results of operations reported in the Audited Financial Statements are materially and adversely different from  the  financial condition or  results  of  operations reported  in  the Unaudited  Financial Statements. The Parties' obligations to pay the fees and expenses of the Audit.are set forth in Section 10.2 below.

6.9           Regulatory Approvals

Closing of the Transactions shall be subject to the Parties obtaining all required regulatory approvals to enable Purchasers to own and operate the Business post-Closing. The Parties shall cooperate and work together to obtain such regulatory approvals and to transfer all transferable licenses to Fusion and/or Newco or their affiliates, as appropriate.Each Party shall comply with all reasonable requests or the other Party that are necessary to obtain such regulatory approvals and/or to transfer licenses. The Parties' obligations to pay the fees and expenses of the regulatory approvals process are set forth in Section 10.2 below.

6.10         Third-Party Consents

Closing  of  the Transactions shall be  subject to  the Parties' obtaining all required approvals for the assignment to Nawco and/or Fusion, as necessary, of agreements, contracts, commitments, leases, licenses, permits, or other authorizations that may not be  assigned without the consent of a third party ("Third Party Consents"). Each Party shall comply with all reasonable requests of  the  other Party, which are necessary  to obtain such  Third-Party Consents.

6.11         Commercially Reasonable Efforts

Each  Party  shall  use  its  respective commercially reasonable efforts  to  satisfy all conditions necessary for the completion of due diligence, the completion of the Audit, the obtaining  of the regulatory  approvals, the obtaining  of third-party consents, satisfaction  of all condition precedents to Closing, and the Closing of the Transactions.

6.12         Further Assurances

Each of the Sellers, from time to time after the Closing, at Purchasers'  request, shall execute, acknowledge and deliver to Purchasers such other instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications  and further  assurances  as Purchasers  may reasonably  request in order  to vest more effectively in Purchasers, or to put Purchasers  more fully in possession  of the Interests and the Business.

6.13         No Solicitation of Employees or Agents

Commencing on the Effective Date and continuing until the Closing or, in the event the contemplated transaction is not closed,one  (1) year following termination of this Agreement. no Party to this Agreement shall, directly or indirectly, solicit or advise an employee or agent of the other Party to terminate his employment or agency with the other Party, or solicit or employ said employee or agent to work in any capacity for that Party.

6.14         Obligations Post Closing

(a)    For three (3) years following Closing, none of the Sellers, including any of their respective directors, officers, employees and agents, will, directly or indirectly, on behalf of any other person or Entity, in any way or in any other capacity, solicit any customer of NBS, ISG or the .Business, including  without limitation calling  upon any such customer for the purpose of soliciting  or providing  to such  customer  any products  or services which are the same  as or similar to those provided or intended to be provided by Fusion or its affiliates.

(b)    As partial consideration for payment  of the Purchase Price hereunder  and as a material inducement to Purchasers to consummate the Transactions, Kaufman agrees to enter into a restrictive covenant agreement with Purchasers on terms that are mutually  agreeable to Purchasers and Kaufman providing, for a period of three (3) years from Closing, he (i) will not engage in or conduct, directly or indirectly, In any capacity, any business activities that compete with  the  business  of  Fusion  or  its  affiliates  within  those  states  In  which  the  Business  is conducted or in which Fusion or its affiliates currently or in the future have customers; and will not, directly or indirectly, deliver service in any such state; and (ii) will not solicit employees or agents of NBS, ISG, the Business or Fusion to leave the service of NBS, ISG, the Business or Fusion, as the case may be; and (iii) will not solicit  customers of NBS, ISG, the Business or Fusion to divert their business away from, or to reduce their level of business with, NBS, ISG, the Business or Fusion.

6.15         Financing

  The Parties understand and acknowledge that Purchasers' consummation of the Transactions is subject  to and dependent  upon ils ability to secure adequate financing to pay the Purchase Price under this Agreement and the NBS Purchase Agreement, and provide for reasonable  working capital needs following the Closing, as determined by Purchasers, through debt  and/or equity financing ("Necessary Funding"). Accordingly, Closing  of the Transactions shall,  at  all  times, be  contingent  upon  Purchasers  securing  Necessary  Funding;  provided, however,  that in the event Purchasers have not secured commitments for Necessary Funding prior to the expiration of 60 days following  the Audit Due Date, any Party may terminate this Agreement.

6.16         Corporate Name and Domain Name

Sellers agree that from and after the Closing, neither ISG nor any of the Sellers shall (a) sell, transfer or assign the corporate name "Interconnect Systems Group II LLC," any derivation thereof, and/or the domain name or url "isgcom.com (collectively, the "ISG Names") to   any third party  or (b) use any of the ISG Names in connection with any business related to telecommunications and/or information technology.

ARTICLE VII
INDEMNIFICATION

7.1         Indemnification by Sellers

(a)    From and  after the Closing, each of  the Sellers, jointly and severally, shall defend, reimburse, indemnify and hold harmless each of the Purchasers and its shareholder, directors, officers, employees  and agents, (each such person being referred  to as a "Seller Indemnifier Party") against and in respect of:

(i)    Any and all liabilities and obligations of any nature whatsoever, relating to ISG and/or the Business that accrue prior to the Closing and are not assumed by Purchasers in accordance with the terms of this Agreement.

(ii)    Any  and  all  actions, suits, claims, or  legal, administrative,  arbitration, governmental  or  other  proceedings  or  investigations  against  any  Seller  Indemnified  Party, including but not limited to claims made by any regulatory agency (each a "Proceeding"), to the extent that any  such Proceeding  pertains  to any  occurrence, action, inaction  or transaction occurring prior to the Closing Date.

(iii)   Any and all damages, losses, deftciencies, liabilities, costs and expenses incurred or suffered by any Seller Indemnified Party that result from, relate to or arise out of (A) any misrepresentation, breach of warranty or nonfulfillment  of any agreement or covenant  on the part of any of the Sellers under this Agreement or from any misrepresentation in or omission from any certificate, response  to due diligence,  schedule, statement, document or instrument furnished by any of the Sellers pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or (B) the information set forth on Schedule 4.11(b) to the extent that such information pertains to any occurrence, action, inaction or transaction occurring prior to the Closing Date.

(iv)   Any claim by any former officer, employee, or creditor of the Business to the extent  that  any  such claim  pertains  to any  occurrence, action, inaction  or  transaction occurring prior to the Closing Date.

(v)    Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident  to any of the foregoing or to the enforcement of this Section 7.1.

(vi)   Any and all matters for which indemnification is lo be provided by NBS or any other "Seller" under the NBS Purchase Agreement.

(b)    Notice  must  be  given  within a reasonable  time  after discovery  of any  fact or bcircumstance  on  which  a  Seller  Indemnified  Party  could  claim  indemnification  ("Claim"  or "Claims"). The notice  shall describe  the nature of the Claim, if the Claim is determinable, the amount of the Claim, or if not determinable, an estimate of the amount of the Claim. Each Seller Indemnified Party agrees to use its reasonable best efforts to minimize the amount of the loss or injury for which it is entitled to indemnification. The Sellers shall at all times have the primary obligation  of  defending  any  Claim  and  shall  pay  all  costs  and  attorneys'  fees  associated therewith whether or not the action is brought directly against a Seller Indemnified Party. The Seller Indemnified Party shall have the right to select counsel to defend the Claim; provided that the identity of such counsel is acceptable  to Sellers and Sellers do not unreasonably  withhold their consent to such selection. Notwithstandfing  the foregoing, each Seller Indemnified Party shall be entitled, at its  cost  and expense, to have  counsel of its own choosing  assume  the defense of such Claim against lt.

(c)    No Claim for which indemnification is asserted shall be settled or compromised without the written consent of the Seller Indemnified Party, and such consent shall not be unreasonably withheld.

(d)    A Claim shall be deemed finally resolved in the event a matter is submitted to a court, upon the entry of judgment by a court of final uthority.

7.2       Payment of Indemnification Obligalion

Each of the Sellers, jointly and severally, agree to pay promptly to any Seller Indemnified Party, the amount of all damages, losses, deficiencies, liabilities, costs, expenses, claims and other obligations to which the foregoing indemnities relate, including reasonable attorneys' fees. Purchasers may setoff any of Sellers' indemnification obligations under this Agreement from any portion  of the  Purchase  Price  (not  including  the Members'  Note)  following a favorable  final resolution per the dispute resolution procedure described in Section 7.1(d) and the terms of the escrow hold back described in Section 2.6. Notwithstanding the foregoing, Sellers shall not be obligated  to pay  indemnification  to  Purchasers  under  this  Section  until such  time  as  the aggregate amount due hereunder, and under Section 7.2 of the NBS Purchase Agreement,is at least  $100,000.00  (the  "Basket"), whereupon  the  entire  amount  of  indemnification,  without regard for the Basket, shall be due and payable. The Sellers' indemnification obligations under this Agreement are not limited by the amount of the escrow Hold Back described in Section 2.6, above.

7.3      Other Rights and Remedies Not Affected

The indemnification rights of each Seller Indemnified Party under this Article VII are independent  of and in addition to such rights and remedies  as Fusion, Newco  and the Seller Indemnified Party may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder, including without limitation the right  to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

7.4           Survival

Notwithstanding any right of any Party  to investigate fully the affairs of the other Party, Purchasers  have  the right  to rely  fully  upon  the representations,  warranties, covenants  and agreements  of Sellers  in  this Agreement  or in  any Schedule, Exhibit,  certificate  or financial statement   delivered   pursuant   hereto   except   to  the  extent  that  Purchasers   have   actual knowledge  to the contrary.  All such representations, warranties, covenants and agreements by Sellars shall survive the execution and delivery hereof and the Closing hereunder and the Seller Indemnified  Party  shall  be indemnified  in  accordance  with  this  Article  VII or  other  express provisions  in this Agreement, and, except as otherwise specifically provided in this Agreement, the obligations shall thereafter terminate and expire at the end of the second (2nd} full year after the Closing Date unless a claim has been asserted prior to that date.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

The respective obligations of Purchasers  (see Section 8.1) and Sellers (see Section 8.2) to consummate the Transactions are subject to the satisfaction at or prior to the Closing Date of eachof the following conditions:

8.1           Conditions Precedent to the Obligations of Purchasers

The  obligation   of  Purchasers   to  consummate   the  Transactions   is  subject   to  the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Purchasers in writing:

(a)    The representations and warranties of each of the Sellers contained in Section 4 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date.   Each other representation and warranty of the Sellers contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date.

(b)    Each of the Sellers shall have performed in all material respects all obligations and  agreements,  and  complied  in  all material  respects  with  all  covenants  and  conditions, contained in this Agreement to be performed or complied with by each of them prior to or on the Closing Date.

(c)    Sellers shall have delivered  to Fusion (i) a certifiCate, dated  the Closing Date, signed on behalf of ISG by the Chief Executive Officer, and by each of the other Sellers by a duly authorized person, certifying as to the fulfillment of the conditions specified in Section 8.1, (ii) a certificate of the Manager(s) of ISG, dated the Closing Date, certifying as to (A) the good standing of ISG (with  good  standing certificate attached), (B) due  authorization   of  this Agreement and the Transactions (witn resolutions attached),and (C) true and correct attached copies of the Articles of Organization  of  ISG, and (iii) a certificate of the Manager of ISG certifying, among other things the incumbency  of all officers of ISG and Sellers and ISG and Sellers having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and the Transactions.

(d)    All  Third  Party  Consents  required  under  all  Company  Material  Contracts  or otherwise hereunder are obtained and copies thereof delivered to Purchasers.

(e)    Except  as set forth on Schedule  8.1(e), on or before the Closing, Sellers shall have  obtained  a release  and  discharge  of  any  and  all liens  (including  Tax  Liens),  security interests, restrictions, defects and encumbrances  which affect ISG or the Business, and shall provide Fusion with all UCC-3 forms where applicable.

(f)    There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United  States federal, state or local governmental Entity, and there shall be no action, suit or proceeding  pending  or threatened,  which, in Fusion's reasonable  judgment  {i) makes  or may  make  this  Agreement  or  any  of the Transactions  illegal, or  imposes  or may impose malarial damages or penalties in  connection therewith; (li) otherwise prohibits or unreasonably  delays, or may prohibit or unreasonably  delay Transactions; or (iii) increases in any material respect the liabilities or obligations of Purchasers arising out of this Agreement, or any of the Transactions.

(g)    Purchasers shall have made binding arrangements to complete its acquisition of the Interests  of NBS  pursuant  to  the NBS Purchase  Agreement, contemporaneous  with  the Closing of the Transactions.

(h)    Purchasers  shall not have terminated this Agreement under Section 6.7, above, based upon their due diligence review.

(i)    No party shall have terminated this Agreement under Section 6.15, above, due to the inability to secure Necessary Funding.

(j)    Kaufman shall have entered  Into the Employment  Agreement contemplated  by Section 6.5 hereto.

(k)    Purchasers  shall not have terminated  this Agreement under Section 6.8, above, due to the Audit.

(l)    There  shall be no Excluded  Liabilities  which ISG, the Business or Purchasers remain liable to pay after the Closing.

(m)   All consents  to contracts required  in connection  with the consummation  of the Transactions shall have been received and delivered to Fusion.

(n)    Since  the date hereof,  nothing shall have  occurred, and Purchasers  shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually  or in the aggregate, has had or, in the reasonable  judgment of Purchasers, could be expected to have, a Business Material Adverse Effect or a MaterialAdverse Affect on (i) the Transactions or Purchaser's liabilities or obligations with respect to such Transactions; or (ii) the business or prospects of ISG, the Business or Fusion (including any potential change or event disclosed on any Schedule which, subsequent  to the dale hereof, actually occurs).

(o)    All approvals  and consents  by any governmental Entity required in connection with the consummation of the Transactions shall have been obtained and shall be In full force and effect and delivered to Purchasers; aU filings with any governmental Entity, as are required in  connection  with  the  consummation  of  such  transactions,  shall have  been made;  and  all waiting periods. if any, applicable to the consummation of such transactions imposed by any governmental entity shall have expired.

(p)    All actions, proceedings.  instruments  and documents required  to carry  out the Transactions or incidental hereto and all other related legal matters shall have been reasonably satisfactory  to and approved  by counsel  for Purchasers,  and such counsel shall have  been furnished  with such certified copies of such corporate actions and proceedings and such other Instruments and documents as such counsel shall have reasonably requested.

8.2   Conditions Precedent to the Obligations of Sellers

The obligations of each of the Sellers to consummate the Transactions are also subject to the satisfaction  at or prior  to the Closing  Date of each  of the following conditions, unless waived by each of the Sellers:

(a)           The representations and warranties of Purchasers contained herein shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date. as though made  on and as of the Closing  Date.   Each  other representation and warranty of Purchasers contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified,be  true and correct in all material respects in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date.

(b)    Each of the Purchasers  shall have performed in all material respects all of their respective obligations and agreements,and  complied in all material respects with all covenants and conditions. contained in this Agreement to be performed or  complied with by Purchasers prior to or on the Closing Date.

(c)    Each of the Purchasers  shall have  delivered  to Sellers a certificate, dated  the Closing Date, signed on behalf of its Chief Executive Officer certifying as to the fulfillment of the conditions specified in this Section 8.2, including, among other things. the incumbency of each officer of Fusion  and Newco having  authority  to execute  and deliver this Agreement  and the agreements and documents contemplated hereby and the Transactions.

(d)    All actions. proceedings, instruments and documents required to carry out the Transactions or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Sellers, and such counsel shall have been furnished with  such  certified   copies  of  such  corporate   actions   and  proceedings   and  such  other instruments and documents as such counsel shall have reasonably requested.

(e)           There shall not have been any material statute, rule, regulation, order, judgment or decree proposed,enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action. suit or proceeding  pending  or threatened,  which, in  Sellers' reasonable judgment  (i) makes or  may make  this Agreement  or any  of  the Transactions  illegal. or imposes  or may impose  material  damages  or  penalties  in  connection   therewith;  (ii) otherwise  prohibits  or unreasonably delays, or may prohibit or unreasonably  delay Transactions; or (iii) Increases in any material respect the liabilities or obligations of Sellers arising out of this Agreement, or any of the Transactions.

(f)    Since the date hereof, nothing shall have occurred, and Sellers shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or, in the reasonable judgment of Sellers, could be expected to have,  a Fusion Material Adverse Effect  or  a Material Adverse Affect  on the Transactions or Sellers' liabilities or obligations with respect to such Transactions.

ARTICLE IX
TERMINATION

9.1           Termination by Fusion

In the event any of the conditions contained in Section 8.1 are not fully and completely satisfied as of the Closing Date, and the conditions shall not have been expressly waived in writing by Purchasers, this Agreement shall terminate upon notice by Purchasers to Sellers. In addition, Purchasers shall have  the right  to terminate this Agreement (a) in  the  event of termination of the NBS Purchase Agreement and/or (b) as provided in Sections 6.7, 6.8 and 6.15, above.

9.2           Termination by Sellers

In the event any of the conditions contained in Section 8.2 are not fully and completely satisfied as of the Closing Date, and the conditions shall not have been expressly waived in writing by Sellers, this Agreement shall terminate upon notice by Sellers to Purchasers. In addition, Sellers shall have the right to terminate this Agreement (a) in the event of termination of the NBS Purchase Agreement and/or (b) as provided in Section 6.15, above.

9.3           Effect of Termination

In the event of termination of this Agreement pursuant to this Article 9, this Agreement, except as to the provisions of this Agreement which shall expressly survive any termination, shall become void and of no effect with no liability on the part of any party hereto; provided, however, except as otherwise provided herein, no such  termination shall relieve any party hereto of  any  liability  or  damages resulting from  any  willful or intentional breach  of  this Agreement, including, without limitation, a Party's refusal to consummate the Transactions without legal justification.

ARTICLE X
MISCELLANEOUS

10.1         No Walver, Survival of Representations, Warranties, Covenants and Agreements

The respective representations and warranties of the Parties contained herein, or in any schedule or certificate or other instrument delivered pursuant hereto prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation made by any Party hereto or any knowledge of any Party for whose benefit such representations and warranties are made. The respective covenants and agreements of the Parties contained herein which are to be performed after the Closing shall survive the Closing Date and shall only terminate in accordance their respective terms.

10.2        Expenses

Each of the Parties shall bear its own costs and expenses associated with its completion of due diligence and the other activities contemplated by this Purchase Agreement; provided, however, that (a) Fusion and Sellers shall equally split and pay the expenses associated with the Audit, unless the  Audit cannot  be  completed or the  Audit indicates that the financial condition of the Company is materially different from that represented by Sellers, in which case the expenses of the Audit shall be paid entirely by Sellers; and (b) Fusion shall pay all costs associated with obtaining the regulatory approvals contemplated by Section 6.9 above. Except as aforesaid, expenses of ISG or the Business incurred as a part of this transaction shall not be considered incurred in the normal course of business and shall be discharged at or prior to Closing or shall cause a corresponding adjustment to the Purchase Price.

10.3         Remedy

Sellers acknowledge that the Business is unique and the Purchasers would experience significant difficulty in identifying and acquiring a similar business which to acquire. Accordingly, in addition to any other remedy available to Purchasers, each of the Sellers agrees that Purchasers may invoke any equitable remedy to enforce performance hereunder, including, without limitation, the remedy of specific performance.

10.4         Notices

(a)           All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise), or mailed (certified or registered mail with postage prepaid  and return receipt requested), or  sent by confirmed facsimile, as follows:

Notice to Purchasers:	Fusion Tele Communications International, Inc. Attn.: President 420 Lexington Avenue, Suite 1718 New York, NY 10170 Facsimile No.: (212} 972-7884

Notice to ISG:	Interconnect Systems Group II, LLC Attn.: Jon Kaufman 155 Willowbrook Boulevard, 2nd Floor Wayne, NJ 07470 Facsimile No.: (973) 638-2199

Notice to Sellers (other than ISG):	Jonathan Kaufman 155 Willowbrook Boulevard, 2nd Floor Wayne, NJ 07470 Facsimile No.: (973) 638-2199

(b)           Notwithstanding the  foregoing, notices to Sellers and Purchase  may  be contained in a single notice to all of them, respectively.

(c)           Any such notice shall be deemed  to have been given (i) upon actual delivery, if delivered  by hand; (ii) on the following  business  day, if delivered  by same-day  or overnight courier  service;  (iii) on  the third (3rd) business day following the mailing of such notice by certified or registered mail; and (iv) upon sending such notice, if sent via facsimile with transmission receipt confirmation.

10.5         Entire Agreement

This Agreement  (including the Schedules  and Exhibits and other documents referred to herein) constitutes the entire agreement  between  the parties with regard to the subject  matter hereof, and supersedes  all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

10.6         Assignment; Binding Effect: Benefit

Neither this Agreement nor any of the rights, benefits, or obligations hereunder  may be assigned  by  any  Party  (whether  by  operation  of  law  or otherwise)  without  the prior  written consent of the other Party.   Subject to the preceding  sentence, this Agreement  will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

10.7         Amendment

This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties hereto.

10.8         Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9         Counterparts; Facsimile/Email Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed  to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed and delivered by facsimile or email signature.

10.10      Governing Law and Venue

To the extent that the General Corporation Law of the State of Delaware  (the "DGCL") purports to apply to this Agreement, the DGCL shall apply.   In all other cases, this Agreement And any and all matters arising directly or indirectly here from shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict or choice of law principles thereof. For all matters arising directly or indirectly from this Agreement ("Agreement Matters"), each of the parties hereto hereby (a) irrevocably consents and submits to the sole exclusive jurisdiction of the United States District Court for the Southern District of New York and any state court in the State of New York that is located in New York County (and of the appropriate appellate courts from any of the foregoing) in connection with any legal action, lawsuit, arbitration, mediation, or other legal or quasi legal proceeding ("Proceeding") directly or indirectly arising out of or relating to any Agreement Matter; provided that a party to this Agreement shall be entitled to enforce an order or judgment of any such court in any United States or foreign court having jurisdiction over the other party, (b) irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding which Is brought in any such court has been brought in an inconvenient forum, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) irrevocably waives, to the fullest extent permitted by law, any right to a trial by jury in connection with a Proceeding,(e) agrees not to commence any Proceeding other than In such courts, and (f) agrees that service of any summons, complaint, notice or other process relating to such Proceeding may be effected in the manner provided for the giving of notice as set forth in herein.

10.11      Joint Participation In Drafting this Agreement

The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of Its independent legal counsel's advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed  in the interpretation of this Agreement lo favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained In this Agreement.

10.12      Severability

The provisions of this Agreement shall be deemed severable and the Invalidity or un enforceability of any  provision shall not affect the validity or enforceability of the other provisions hereof.

10.13      Enforcement

The  Parties  agree  that irreparable  damage  would  occur  in the event  that any  of  the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise  breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement initially in accordance with the provisions of Section 10.10 above, but to the extent that the courts of exclusive jurisdiction cannot issue an effective order of injunction or specific enforcement, then in any court of competent jurisdiction. The provisions of this Section shall be in addition to any other remedy  to which they are entitled at law or in equity.

10.14       Attorneys' Fees and Costs

Unless expressly set forth in the Agreement, if any action or other proceeding is brought for the  enforcement  or interpretation  of this Agreement,  or because  of any alleged  dispute, breach or default in connection with any of the provisions  of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding (including, without limitation,  reasonable  attorneys' fees and costs incurred in all appellate proceedings), in addition to any other relief to which it may be entitled.

10.15      Delays and Omissions

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or In any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10. 16     Representation by Counsel

Each Party represents and warrants to the other that it has consulted with and has been represented by the attorney and accountant of its choosing with reference to this Agreement and the transactions contemplated herein.

IN WITNESS WHEREOF,  the parties hereto have executed  this Agreement as of the date first above written.

SCHEDULE A

MEMBERSHIP INTERESTS

Name and Address of Member	Percentage Ownership of interests
JK Trust	90%
LKII Trust	10%
TOTAL	100%

Schedule 2.2(c)(I)

All furniture and equipment located in the leased premises at 155 Willowbrook Blvd. used in the daily operation of the business.

2- 2011 Ford Transit Trucks

1- 2011 Hyundai Genesis driven by Russell Markman

Schedule 2.2(c) (ll)

All CPE owned by NBS located on customer locations and in inventory.

Redback Networks Switch gear	Super Micro Server
Fortinet Firewall	Cisco Firewall
Coco AS 5400 Media gateway OSJ	FUSE PANEL
Cisco PGW software & Sun Box	CHASSIS
Cisco TOW software	Tripplite Power strips
HP Proliant Server	APC Reboot Switches
Locked cabinets for Colo	Adtran
Locked Colo Cabinets	MRA Fiber to Ethernet Converter
Juniper Router	Omnltron Friber to Eth Converter
Cisco Switch	Power Work PDU
Cisco Switch	Packet Voice Processor
AS5400HPX	Switch Gear
IBM Server	Switch Gear
AS 5300	Switch Gear
Cisco Switch	Deal How Networks - mid-Band Ethernet Edg; Telect - Interface Panels RJ48C
HP Proliant Blade Server	ProVantage Upstation GXT2 2000VA RM 2U/PDU120V
SunT-2000	Qualitek – Red back - Smartedge 800 routers
SunT-2000	Modern Enterprise - Cisco AS400 HPX/CT3.S48
Fortin et Firewall	Ingram Micro • 1200R12TB SATA STOR SYSTEM
Fortinet Fortilog	Ingram Micro • Smart Buy 01360 GS E5420 2.5g,
Extreme Switch	Astreya - Universal Port Cards/Power Supply
Fortinel Firewall	Diversitech
Redback Smartedge BOO	Ingram Micro - 1200R 12TB SATA STOR SYSTEM
Fortinet Firewall	Tech Data DL320 G5P 3360 x/2 .38 2gfa DVD SBY
Crash Cart Moveable KVM/CPU	NW Remarketing Red back OIM SEB L31CHOC12 SM
Crash Cart Moveable KVM/CPU	Ingram Micro Proliant OL360G5 Server, 8gb memory, 72gb HO, 20" Monitor
Quantum Tape Backup	Ingram Micro 600VA Standby UPS / SAS 300 Int HO 14
extreme switches	Titan Telecom Smartedge BOO Router L
HP Proliant Server	4 port GE Carrier Edge card plus accessories (Astreya)
DC to AC Inverter NEBS Xantrex Data com	Ingram Micro Upstation
HP Proliant Server	Ingram Micro Upstation
Super Micro Server	Insight 2u P.K mnt Pwr Dist 20120v-20amp NEMA
Super Micro Server	Insight Raritan Dominion PX 0PXR2O-3OL Power Control unit 3600VA
HP Proliant Server	Insight HP NC510C PCIe 10 Gigabit Server Adapter-network adapter
Equipment Cabinets	Verizon Business Co-location Mgr Application
HP Procurve Switch	Presidio Cross connect modules/timing comm Control & other Switch Equip
Adtran	Redback Networks XCR3 SE8 UPG
Super Micro Server	PIX 535 UR bundle, PIX 66mhz gig ethernet card
HP Proliant Server	MX2B20 2SH future bus to 64 PIN MALE AMP
Cisco Router	Redback Networks Gigabit Ethernet ASM SE8GBICTX(2],SX(4),LX(4)
Adtran MX2820 ds3 w/patch panel	Ingram Micro 8gb Kit for 60 Hudson
Alt u scan	Redback Networks Gigabit Ethernet ASM SE8GBICTX(4)>SX(12),LX[1)
AC to DC 1 U compilers	Titan Telecom SE3 L3 4Gig Ethernet
2651XM SLT	Presidio
HP 17" folding monitor	Various hardware, components purchased via AM EX (
HP Proliant Blade Chassis	Olympic Wire & Cable - Assemblies, Hubbell, CATSE
Cisco 7651XM SLT	Ingram Micro - HP Compaq Server/B3 DU85G5 Kit - VoIP Platform
PATCH PANEL	insight - Raritan Dominion PX DPX A20-3OL power control unit 3600 VA
APC Power Strip	Insight - HP Storage Works FC2243 network adapter 2 ports
Tripp Lite -PDU's	Astreya - Cisco Optical Equipment
Tripp Lite -PDU's	Ingram Micro 12 MUX Card/MX2820, MX2820 Systems Controller, Chassis

Fortinet Fire will	Ingram Micro 4 -4gb kit 2x2gb low power kit HP Compaq server
Adtran	Ingram Micro 1 - MX2820sCU Plug in Card IP
ATM to channelized DS# converter	Tech Data
Foundry Networks	Millenium Communicating group 24 port Rack mount termination panels
ATEN KVM Monitor	Redback Networks Cable Meters RJ
Advantech E911 Boc	UNI Power KVA Inverter
NexGate Server	Presidio DS3 Transmux 12 CKT
Ac to DC power inveter	3U Super micro HBDAE 2x Opteron
DS3 MODULE	Sun Fire x4540 3rd Generation Sun Storage Teck Enterprise Host Bus adapters
Red Rack Linux	HP DL370 G6 It OC 2.53ghz 8gb Server with power supply (16S Halsey]
Supcr Mlcro Server	Redback XCR3-SE8-13/EIM2-SE8-L3-4GE/EIM-SEB-L3-4GE

Schedule 2.2(c)(lll)

IMAGING SPECTRUM STATIONARY (AMEX)	INSIGHT - HP PROLIANT (1) / HARD DRIVE (2)
ASTREYA CISCO 3825 W/AC PWR, 26 E, 1SFP, 2NME, IP BASE.	VOIP EQUIP I5G
ASTREYA VWIC2-2MFT-T1/C1 2 PORT MULTIPLEX TRUNCK	VOIP EQUIP - NBS INFRASTRUCTURE
ABP TECHNOLOGY COMPUTER DATA PROCESSOR (AMEX)	Ingrain micro 303306111
INSIGHT 4 DX5150 MT	Dell XCDTN9ROS
TECH DATA AV3270 512MB 60GB	Insight 900449493
INSIGHT NX6115 & UPGRADE	XGNC8MD3
INGRAM 3 17" VGA LCD	Netxusa inc
INSIGHT NMAC MINI 1.5 SOLO	Ricoh inv #25344
WALKER & ASSOC. SECURE IP GATEWAY SYS	Ricoh inv *25344a
INGRAM MX 2800 REDUNDANT M13 MUX AC	Ingram micro 30-5477011
WALKER & ASSOC.2 SECURE IP GATEWAY SYS	Ingram micro 30-6499611
INSIGHT PROLIANT DL320	Exinda networks 00004629
INGRAM 2 SMART UPS 3000VA	Network hardware resale 202056
IP TECHNOLOGY 2 DELL NOTEBOOKS	WRCA.NET - 0802250605
INGRAM MICRO LASERJET 4250TN 45PPM 1200DPI	Ricoh 25344b
INSIGHT S-BUY HP DL330G4 X3.0 2G RPS	It turbo corp 070308
INSIGHTS BUY HP DL38064 X3.0 2G RPS	WRCA.NET - 08o26so626
INSIGHT PROLIANT DL320R04 C2.93/533-2	WRCA.NET - 0802800707
INGRAM MICRO SMARTSUP 3000VA RM 2U120V	Astreya inc-inv 51244
INGRAM MICRO QUICKBERT – T1 TEST SET KIT	WRCA.NET - 0802980725
INSIGHT DXS1S0 MT A64/3000 256MB-40 GB	AMEX- 072808
INSIGHT DX220OMT PA 2.66 256MB 40GB	HSBC Business solutions 012608
INSIGHT 3RES SR1720NX MT A64-3S001GB	Astreya inc - inv 51384
INSIGHT HP 17" DISPLAY	Modern enterprise solutions 4264
INSIGHT 3 A60 3800A	WRCA.NET - 073108
VOIP EQUIP 32 AOA	Insight 900780581
VOIP EQUIP ISG	WRCA.NET - 0803640908
VOIP EQUIP OCTAGON	Insight 900914082
NOMADIC DAVINCI BOOTH	Verzon - collo app
INGRAM MICRO- SMART BUY 17IN LCD (5)	Teraquant corp 6022s48
INSIGHT - HP RFF DXS150 XPP (4)	WRCA.NET - 0804371021
TECH DATA - NX7300CD (1) / USB (6)	AMEX-112708
INSIGHT - LENOVO 3000 DESKTOP (2)	Astreya inc-inv s2221
INGRAM MICRO - 17IN (CD CAP TOUCH {1}	As trey a inc - inv 52056 mx2820 mux card, 6 port ds3 modules. Dual odc chassi
INGRAM MICRO - LASERJET PRINTER (1)	Astreya inc - inv 52080 mx2b20 73" chassis, mx2820 mux card, 15454 sa hd ne
AMEX - DELL - PROCESSORS (4) - NBS	Astreya inc - inv s2152 asx200 bx with atm ima card
INSIGHT - COMPAQ NOTEBOOK (1)	HSBC Business solutions 112708
INSIGHT-COMPUTER	Diversitec llo121508 clfc
INSIGHT - HP PROLIANT HARD DRIVE (2)	Qualitek-clec upgrade
Focused technology - projector and screen for solutions room

Schedule 2.2(c)(iv)

Blank

Schedule 2.2(c)(v)

Blank

Schedule  2.2(c)(vi)

Blank

Schedule 2.2(c)(viii)

Blank

Schedule 2.2(c)(ix)

Blank

Schedule 2.2(c)(x)

VMware (software)

Acme Packet (hardware and software)

Nexenta (storage software)

Axacore (fax server software)

Cisco (equipment)

Vertex tax software

Dun and Bradstreet credit evaluation

Schedule 2.3(a)

Blank

Schedule 2.3(b)

05 TOYOTA PRIUS

06 CHEVROLET SILVERADO

07 JEEP Compass

2009 Jeep Wrangler

2012 Dodge Charger

2011 GMC Yukon

2011 Ford Raptor

Schedule 2.3(c)

Billy Sanders	$5,000.00
Robert Darrah	$122,233.41

Schedule 2.3(e)

A/R- MANCHESTER REALTY LLC	$685,705
A/R- CHESTNEY REALTY LLC	$559,485
LOAN REC STCKHOLDER	$343,609
ACCOUNTS RECEIVABLE - HORIZON HOLDINGS	$6,119
ACCOUNTS RECEIVABLE - LNS	$59,469
ACCOUNTS RECEIVABLE - LK TRUST	$3,242
ACCOUNTS RECEIVABLE - JK TRUST	$6,288

Schedule 2.4(b)

Offfce lease: Month-to-month lease for space at 155 Willowbrook Blvd. Wayne NJ 07470 current monthly cost is $9,973.62.

Insurance costs covering office, co-lo spaces, and vehicles

Equipment leases:

Financing Company	Description	Monthly Amount	Lease Expiration Date
Bank of America	Ethernet Router and computer hardware	$1,104,81	7/8/2013
CIT Financing	Ethernet Router and computer hardware	$679,45	7/8/2013
CIT Finencing	Computer Racks & Servers	$197.00	7/8/2003

Car Financing:
2011 Hyundai Genesis $925.82 monthly last payment due 2/15

Verizon Wireless contract covering cell phones for certain employees

Schedule 2.4(c)

Blank

Schedule 4.5

Blank

Schedule 4.9

Blank

Schedule 4.10

Blank

Schedule 4.11(b)

Blank

Schedule 4.16

Blank

Schedule 4.17

List Name	First Name	2011 Annual Comp
Alkhasyan	Arthur	62,424.30
Allen	Gio	61,770.00
Arko	Jamie	60,000,00	Plus sales based commissions
Asludillo	Wendy	92.095.54
Balia	Stephen	100,000.00
Belhumer	Ken	62,000.00
Bereznlker	Sergey	124,490.79
Borrero	Nina	35,500.00
Bruno	David	87.411.96
Campanello	Toni	93,182.13
Carrafiello	Ralph	125,000.00
Cervonl	Megan	37,000.00
Clay	Ana	50.135.23
Corazza	John	42,515.20
Corcoran	Sean	62,431.98
Darrah	Bob	95,403.00
Dolce	Kimberly	51,611.00
Ellas	Steven	32.585.00
Fallon	Daniel	63,159.54
Fusco	Judy	28,531.52
Garcia	Joel	72,500.00
George	Brian	144,672.68
Gillespie	Doug	164,800.00
Hampton	George	135,000.06	plus $15,000 quarterly sales bonus and commission
Haven	Gerard	48,046.26
Hawkes	Jeremy	70,000.00
Horn	Michael	85,000.00
Hoyt	Helen	49,056.00
Khan	Bilal	61,650.00
Laskowski	Larry	167,935.04
Lecaros	Rita	54,075.08
Lee	Carren	38,000.00
Markman	Russell	200,000.00	Use of company car, gas, tolls
Marston	Bradley	87,731.43
McCarthy	Rosanne	35,000.00
Miragliotta	Lee	73,328.50
Molnar	Laura	34,667.33
Pechenezshsky	Vevgeny	68.081.19
Perez	Juan	41,000.00
Piehler	Curtis	50,400.00
Pizzimenti	Joseph	58,495.77
Pose	Rosario	94,006.03
Roden	Sean	52,500.00
Salerno	Mike	68,413.00
Sanders	Billy	80,000.00
Savitskly	Victor	86,870.00
Sidener	Philip	45,867.28	Plus $390 per month for remote office expenses
Smith	Stephen	52,787.50
Straub	Janet	34,360.00

Suarez	Esther	56.411.54
Taylor	Steve	65,000.00
Thumann	Christopher	95,400.00
Torres	Jessica	42,014.70
Tressito	Bryan	49,056.00
White	Darreli	38,836.00
Wood	Ray	86,520.00
Zimmerll	Peter	105,490.84

Schedule 4.19

Horizon Blue Cross Shield; ISG contributes a portion of the insurance premiums, employees contribute the balance.
401k – employee only contributions, managed by Mutual of Omaha.
Section 125 Flexible Spending Accounts (FSA) – employee only contributions for unreimbursed medical benefits.
Certain employees receive cell phones and some expenses.

Schedule 4.22

Blank

Schedule 4.24

Blank

Schedule 4.25

Blank

Schedule 5.4

No Approvals or Notices Required; No Conflict with Instruments

The approval of such state and federal telecommunications regulatory authorities as may be required to permit the acquisition of the assets of ISG.

Schedule 5.4

Legal Proceedings

Scott  Needleman, Dorit z. Needleman, and Efraim Wasserman v. Chaim Tornhelm, Christos Valkanos, Yisrael M.Tornheim, Nathaniel Turbiner, Rayito, Inc., Yossl Alaev; and Fusion Telecommunications International, Inc.

New York State Court, County of Kings (Index No. 24255/09)

On June 14,2010,three individuals filed an action against a former customer of Fusion and other associated persons,and against Fusion.The plaintiffs alleged that the non-Fusion defendants accepted funds from the plaintiffs for investment in real estate,but subsequently used some or all of those funds for other purposes.The plaintiffs further alleged that the non-Fusion defendants made certain payments to Fusion and they seek repayment of those sums in the amount of $237,913 plus interest. Fusion believes that the plaintiffs' claims are without merit as the bank account information provided by the plaintiffs themselves shows that the majority of the funds allegedly paid to Fusion were actually paid to other non-affiliated entities. Moreover,those funds that were received by Fusion were payment for specific telecommunications equipment and services purchased by the non-Fusion defendants, and Fusion had no knowledge of any alleged misuse of funds by the non-Fusion defendants.

Schedule 8.1(e)

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